Foundation Building Materials, Inc. Announces Third Quarter 2020 Results and Provides Full Year 2020 Guidance

2020 Third Quarter Highlights

•Net sales of $521.3 million, a decrease of 7.7% compared to the prior year period
•Net income from continuing operations of $11.8 million, a decrease of $0.9 million, compared to the prior year period
•Adjusted net income(1) of $13.3 million, a decrease of $1.2 million, compared to the prior year period
•Adjusted EBITDA(1) of $41.7 million compared to $50.0 million in the prior year period
•Adjusted EBITDA margin(1) of 8.0% compared to 8.9% in the prior year period
•Reduced net debt leverage ratio(1) to 2.67x at September 30, 2020 from 3.11x at September 30, 2019

Santa Ana, CA, November 2, 2020 Foundation Building Materials, Inc. (NYSE: FBM), one of the largest specialty building products distributors of wallboard, suspended ceiling systems, metal framing and complementary and other products in North America, today reported third quarter 2020 financial results, provided a COVID-19 (the "COVID-19 Pandemic") business update and issued full year 2020 guidance.

"Despite the challenging market conditions in the third quarter, we have maintained profitability by optimizing our cost structure. We continue to generate strong cash flows to invest in our business while reducing our debt levels to historic lows," said Ruben Mendoza, President and CEO. "We will continue to navigate this challenging environment by focusing on driving organic growth and maximizing profitability to create long-term value for our Company."

2020 Third Quarter Results

Net sales for the three months ended September 30, 2020, were $521.3 million, compared to $564.9 million for the three months ended September 30, 2019, representing a decrease of $43.6 million, or 7.7%. Average daily net sales decreased 9.2% over the prior period. Net sales from base business decreased $51.8 million compared to the prior period, and average daily base business net sales decreased by 11.0% over the prior period. There was one additional business day in the current period as compared to the prior period. Net sales from acquired branches and existing branches that were strategically combined increased by $8.1 million, compared to $17.4 million during the three months ended September 30, 2019. Our base business net sales across all of our major product lines decreased during the three months ended September 30, 2020, compared to the three months ended September 30, 2019, primarily as a result of reduced business activity due to the COVID-19 Pandemic.

The COVID-19 Pandemic had a greater impact on commercial construction activity compared to the residential market, and as a result, net sales from our suspended ceiling systems and metal framing product lines have decreased more than our net sales from other product lines. Additionally, our base business in the prior year benefited from a strong commercial construction end-market and product expansion into new geographic areas, with less comparable activity in the current year.

Gross profit for the three months ended September 30, 2020, was $154.4 million, compared to $171.8 million for the three months ended September 30, 2019, representing a decrease of $17.4 million, or 10.1%. The decrease in gross profit was primarily due to lower net sales. Gross margin for the three months ended September 30, 2020, was 29.6%, compared to 30.4% for the three months ended September 30, 2019. The decrease in gross margin was primarily due to COVID-19 Pandemic-related market disruptions.

Selling, general and administrative ("SG&A") expenses for the three months ended September 30, 2020, were $115.1 million, compared to $123.9 million for the three months ended September 30, 2019, representing a decrease of $8.8 million, or 7.1%. As a percentage of net sales, SG&A expenses were 22.1% for the three months ended September 30, 2020, compared to 21.9% for the three months ended September 30, 2019. SG&A expenses remained relatively flat as a percentage of net sales primarily due to proactive actions taken to right-size our cost structure in response to a decline in net sales resulting from the COVID-19 Pandemic.
Net income from continuing operations for the three months ended September 30, 2020, was $11.8 million, or $0.27 per share, a decrease of $0.9 million compared to $12.7 million, or 0.30 per share, for the three months ended September 30, 2019. Adjusted net income(1) for the three months ended September 30, 2020, was $13.3 million, or $0.31 per share, a decrease of $1.2 million compared to $14.4 million, or $0.33 per share, for the three months ended September 30, 2019.

Adjusted EBITDA(1) was $41.7 million and adjusted EBITDA margin(1) was 8.0% for the three months ended September 30, 2020, compared to adjusted EBITDA(1) of $50.0 million and adjusted EBITDA margin(1) of 8.9% for the three months ended September 30, 2019.

2020 Year-to-Date Results

Net sales for the nine months ended September 30, 2020, were $1,531.6 million, compared to $1,639.7 million for the nine months ended September 30, 2019, representing a decrease of $108.1 million, or 6.6%. Average daily net sales decreased 7.6% over the prior period. Net sales from base business decreased $130.7 million compared to the prior period, and average daily base business net sales decreased by 9.3% over the prior period. There were two more business days in the current period as compared to the prior period. Net sales from acquired branches and existing branches that were strategically combined increased by $22.6 million, compared to $60.4 million during the nine months ended September 30, 2019. Our base business net sales across all of our major product lines decreased during the nine months ended September 30, 2020, compared to the nine months ended September 30, 2019, primarily as a result of reduced business activity due to impacts of the COVID-19 Pandemic.

Gross profit for the nine months ended September 30, 2020, was $462.2 million, compared to $496.3 million for the nine months ended September 30, 2019, representing a decrease of $34.1 million, or 6.9%. The decrease in gross profit was primarily due to lower net sales. Gross margin for the nine months ended September 30, 2020, was 30.2% compared to 30.3% for the nine months ended September 30, 2019. The slight decrease in gross margin was primarily due to COVID-19 Pandemic-related market disruptions.

SG&A expenses for the nine months ended September 30, 2020, were $344.5 million, compared to $363.9 million for the nine months ended September 30, 2019, representing a decrease of $19.4 million, or 5.3%. As a percentage of net sales, SG&A expenses were 22.5% for the nine months ended September 30, 2020, compared to 22.2% for the nine months ended September 30, 2019. The increase in SG&A expenses as a percentage of net sales was primarily due to the loss of sales leverage resulting from the COVID-19 Pandemic and our continued investment in various company-wide initiatives, partially offset by actions taken to right-size our cost structure in response to the decline in net sales.

Net income from continuing operations for the nine months ended September 30, 2020, was $36.0 million, or $0.83 per share, an increase of $3.8 million compared to $32.3 million, or $0.75 per share, for the nine months ended September 30, 2019. Adjusted net income(1) for the nine months ended September 30, 2020, was $34.6 million, or $0.81 per share, a decrease of $1.7 million compared to $36.3 million, or $0.84 per share, for the nine months ended September 30, 2019.

Adjusted EBITDA(1) was $124.3 million and adjusted EBITDA margin(1) was 8.1% for the nine months ended September 30, 2020, compared to adjusted EBITDA(1) of $137.8 million and adjusted EBITDA margin(1) of 8.4% for the nine months ended September 30, 2019.

2020 Full Year Guidance(a)

Net Sales (in billions)	$2.01 to $2.03
Adjusted EBITDA(b)(in millions)	$150.0 to $165.0
Adjusted EPS(b)	$0.90 to $1.00
Net debt leverage ratio(b)	2.60x to 2.75x
(a)Guidance for 2020 includes anticipated contributions from greenfield branches and excludes acquisitions.
(b)Adjusted EBITDA, adjusted EPS and net debt leverage ratio are non-GAAP financial measures.

Due to the COVID-19 Pandemic's impact and the resulting economic uncertainty, on April 8, 2020, we withdrew our 2020 full-year guidance. Although the effects of the COVID-19 Pandemic have adversely impacted our financial results in 2020, we believe we have greater visibility into our business prospects than earlier in the year. As a result, we are providing select full-year 2020 financial guidance. We expect our profitability to remain at current levels through the balance of the year. Please be aware that our decision to provide guidance at this time does not confirm our intention or obligation to provide guidance for any future period. This decision will be based upon information available to management at the time.

COVID-19 Pandemic Business Update

Through October 2020, the COVID-19 Pandemic has had a negative impact on most of the markets in which the Company operates. As a result, October 2020 average daily net sales were down approximately 6% year-over-year. The Company continues to monitor the current environment and anticipates its future financial performance will be adversely impacted due to the effects of the COVID-19 Pandemic.

Third Quarter Earnings Release and Conference Call

In conjunction with this release, Foundation Building Materials, Inc. will host a conference call tomorrow, Tuesday, November 3, 2020 at 8:30 AM Eastern Time. Ruben Mendoza, President and Chief Executive Officer, John Gorey, Chief Financial Officer, Pete Welly, Chief Operating Officer, Kirby Thompson, Senior Vice President of Sales and Marketing and John Moten, Vice President Investor Relations, will host the call.

The call can be accessed in three ways:
•Through the Company's website: www.fbmsales.com under the "Events and Presentations" tab in the "Investors" section of the website;
•By telephone: For both listen-only participants and those who wish to take part in the question and answer portion of the call, the dial-in telephone number in the U.S. is (877) 407-9039. For participation outside the U.S., the dial-in number is (201) 689-8470; and
•Using audio replay: A replay of the call will be available beginning at 11:30 AM Eastern Time on Tuesday, November 3, 2020 and ending at 11:59 PM Eastern Time on Tuesday, November 10, 2020. The dial-in number for U.S.-based participants to listen to the audio replay is (844) 512-2921. Participants outside the U.S. should use the replay dial-in number of (412) 317-6671. All callers will be required to provide a Conference ID of 13711602.

About Foundation Building Materials

Foundation Building Materials, Inc. is a specialty building products distributor of wallboard, suspended ceiling systems, metal framing, and complementary and other products throughout North America. Based in Santa Ana, California, the Company employs more than 3,400 employees and operates more than 170 branches across the United States and Canada. Learn more at www.fbmsales.com or follow us on LinkedIn, Twitter, Instagram or Facebook.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” or words or phrases with similar meaning. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements contained in this press release relate to, among other things, the impact of the COVID-19 Pandemic on the Company’s business and financial performance, the Company's anticipated financial performance, operating results and net debt leverage ratio for the fiscal year ending December 31, 2020, the effect of certain strategic actions and cost-saving initiatives taken by the Company, and the Company's ability to create long-term value. The impacts and disruptions caused by the COVID-19 Pandemic are highly uncertain, cannot be accurately predicted, and will depend upon future developments outside the control of the Company, including the scope and duration of the pandemic, as well as the scope and impact of any government orders and restrictions designed to limit the further spread of COVID-19. Forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, public health and technological factors outside of our control that may cause our business, strategy or actual results to differ materially from the forward-looking statements. We do not intend and undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law. Investors are referred to our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Contact Information:

Investor Relations:
John Moten, IRC
Foundation Building Materials, Inc.
657-900-3200
Investors@fbmsales.com

Media Relations:
Joele Frank, Wilkinson Brimmer Katcher
Jed Repko or Ed Trissel
212-355-4449

(1) Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted EPS and net debt leverage ratio are non-GAAP financial measures. See the supplementary schedules at the end of this press release, as well as the information provided under the heading "Non-GAAP Financial Measures" for a discussion of how we define and calculate these measures, why we believe they are important and a reconciliation thereof to the most directly comparable GAAP measures. For a calculation of our net debt leverage ratio as of September 30, 2020, see Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations, in our Quarterly Report on Form 10-Q for the three months ended September 30, 2020.

- Financial Tables Follow -

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$521,261	$564,906	$1,531,609	$1,639,689
Cost of goods sold	366,846	393,111	1,069,381	1,143,397
Gross profit	154,415	171,795	462,228	496,292
Operating expenses:
Selling, general and administrative expenses	115,125	123,907	344,479	363,872
Depreciation and amortization	19,413	20,218	57,920	60,911
Total operating expenses	134,538	144,125	402,399	424,783
Income from operations	19,877	27,670	59,829	71,509
Interest expense	(6,463)	(9,118)	(21,349)	(26,015)
Gain on legal settlement	—	—	8,556	—
Other income (expense), net	436	(89)	(39)	(4)
Income before income taxes	13,850	18,463	46,997	45,490
Income tax expense	2,049	5,754	10,963	13,232
Income from continuing operations	11,801	12,709	36,034	32,258
Loss on sale of discontinued operations, net of tax	—	(11)	—	(1,401)
Net income	$11,801	$12,698	$36,034	$30,857

Earnings per share data:
Earnings from continuing operations per share - basic	0.27	0.30	0.83	0.75
Earnings from continuing operations per share - diluted	0.27	0.30	0.83	0.75

Loss from discontinued operations per share - basic	—	—	—	(0.03)
Loss from discontinued operations per share - diluted	—	—	—	(0.03)

Earnings per share - basic	0.27	0.30	0.83	0.72
Earnings per share - diluted	0.27	0.30	0.83	0.72

Weighted average shares outstanding:
Basic	43,206,505	42,988,829	43,152,229	42,969,797
Diluted	43,565,493	43,508,678	43,478,442	43,174,351

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share data)

	September 30, 2020	December 31, 2019
Current assets:
Cash and cash equivalents	$18,675	$17,766
Accounts receivable—net of allowance for expected credit losses of $2,864 and $3,169, respectively	265,352	262,757
Other receivables	38,928	59,104
Inventories	153,650	178,624
Prepaid expenses and other current assets	11,297	7,965
Total current assets	487,902	526,216
Property and equipment, net	150,801	150,188
Right-of-use assets, net	123,821	120,562
Intangible assets, net	80,101	113,861
Goodwill	494,825	495,724
Other assets	4,663	5,206
Total assets	$1,342,113	$1,411,757
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$142,972	$145,226
Accrued payroll and employee benefits	28,099	31,410
Accrued taxes	10,269	8,780
Current portion of tax receivable agreement	8,537	27,850
Current portion of term loan	4,500	4,500
Current portion of lease liabilities	32,162	30,307
Other current liabilities	13,694	18,557
Total current liabilities	240,233	266,630
Asset-based revolving credit facility	9,500	89,000
Long-term portion of term loan, net	432,108	434,633
Tax receivable agreement	80,996	89,533
Deferred income taxes, net	22,114	18,972
Long-term portion of lease liabilities	97,290	97,145
Other liabilities	15,446	7,679
Total liabilities	897,687	1,003,592
Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, authorized 10,000,000 shares; 0 shares issued	—	—
Common stock, $0.001 par value, authorized 190,000,000 shares; 43,207,120 and 42,991,016 shares issued, respectively	13	13
Additional paid-in capital	340,299	336,362
Retained earnings	110,288	74,254
Accumulated other comprehensive loss	(6,174)	(2,464)
Total stockholders' equity	444,426	408,165
Total liabilities and stockholders' equity	$1,342,113	$1,411,757

FOUNDATION BUILDING MATERIALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income	$36,034	$30,857
Less: loss on sale of discontinued operations	—	(1,401)
Net income from continuing operations	36,034	32,258
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation	22,044	26,173
Amortization of intangible assets	35,876	34,738
Amortization of debt issuance costs and debt discount	1,620	1,617
Inventory fair value purchase accounting adjustment	—	234
Provision for expected credit losses	2,102	2,017
Stock-based compensation	4,319	3,056
Loss (gain) on disposal or sale of assets	807	(54)
Right-of-use assets non-cash expense	22,716	20,586
Deferred income taxes	3,737	63
Change in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(715)	(32,949)
Other receivables	19,744	10,520
Inventories	26,828	5,623
Prepaid expenses and other current assets	(3,361)	(4,198)
Other assets	8	(187)
Accounts payable	(1,720)	2,417
Accrued payroll and employee benefits	(3,219)	214
Accrued taxes	1,495	(860)
Operating lease liabilities	(22,336)	(20,034)
Other liabilities	1,205	6,019
Net cash provided by operating activities from continuing operations	147,184	87,253
Cash flows from investing activities from continuing operations:
Purchases of property and equipment	(22,015)	(29,369)
Proceeds from termination of net investment hedge	—	3,313
Net (payments of) proceeds from net working capital adjustments related to acquisitions	(44)	461
Proceeds from disposal or sale of assets	1,194	2,719
Acquisitions, net of cash acquired	(12,163)	(21,882)
Net cash used in investing activities from continuing operations	(33,028)	(44,758)
Cash flows from financing activities from continuing operations:
Proceeds from asset-based revolving credit facility	403,000	403,454
Repayments of asset-based revolving credit facility	(482,500)	(415,178)
Principal payments for term loan	(3,375)	(3,375)
Payment related to tax receivable agreement	(27,850)	(16,667)
Tax withholding payment related to net settlement of equity awards	(382)	(155)
Principal repayment of finance lease liabilities	(2,066)	(2,002)

Net cash used in financing activities from continuing operations	(113,173)	(33,923)
Net cash used in investing activities from discontinued operations	—	(1,401)
Net cash used in discontinued operations	—	(1,401)
Effect of exchange rate changes on cash	(74)	198
Net increase in cash	909	7,369
Cash and cash equivalents at beginning of period	17,766	15,299
Cash and cash equivalents at end of period	$18,675	$22,668

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$8,109	$10,401
Cash paid for interest	$19,736	$24,150
Supplemental disclosures of non-cash investing and financing activities:
Decrease in fair value of derivatives, net of tax	$1,532	$5,663
Net goodwill increase for purchase price allocation	$33	$57

FOUNDATION BUILDING MATERIALS, INC.
NET SALES BY MAJOR PRODUCT LINE, GROSS PROFIT AND GROSS MARGIN
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
(dollars in thousands)

	Three Months Ended September 30,				Change
	2020		2019		$	%
Wallboard	$199,448	38.3%	$207,326	36.7%	$(7,878)	(3.8)%
Suspended ceiling systems	97,323	18.7%	118,873	21.0%	(21,550)	(18.1)%
Metal framing	90,333	17.3%	98,817	17.5%	(8,484)	(8.6)%
Complementary and other products	134,157	25.7%	139,890	24.8%	(5,733)	(4.1)%
Total net sales	$521,261	100.0%	$564,906	100.0%	$(43,645)	(7.7)%
Total gross profit	$154,415		$171,795		$(17,380)	(10.1)%
Total gross margin	29.6%		30.4%		(0.8)%

	Nine Months Ended September 30,				Change
	2020		2019		$	%
Wallboard	$590,304	38.5%	$624,299	38.1%	$(33,995)	(5.4)%
Suspended ceiling systems	287,337	18.8%	314,045	19.2%	(26,708)	(8.5)%
Metal framing	265,855	17.4%	300,493	18.3%	(34,638)	(11.5)%
Complementary and other products	388,113	25.3%	400,852	24.4%	(12,739)	(3.2)%
Total net sales	$1,531,609	100.0%	$1,639,689	100.0%	$(108,080)	(6.6)%
Total gross profit	$462,228		$496,292		$(34,064)	(6.9)%
Total gross margin	30.2%		30.3%		(0.1)%

FOUNDATION BUILDING MATERIALS, INC.
BASE BUSINESS AND ACQUIRED AND COMBINED NET SALES
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
(dollars in thousands)

	Three Months Ended September 30,		Change
	2020	2019	$	%
Base business (1)	$487,167	$538,936	$(51,769)	(9.6)%
Acquired and combined (2)	34,094	25,970	8,124	31.3%
Net sales	$521,261	$564,906	$(43,645)	(7.7)%
(1) Represents net sales from branches that were owned by us since January 1, 2019, and branches that were opened by us during such period.
(2) Represents branches acquired and combined after January 1, 2019, primarily as a result of our strategic combination of branches.

	Nine Months Ended September 30,		Change
	2020	2019	$	%
Base business (1)	$1,438,355	$1,569,039	$(130,684)	(8.3)%
Acquired and combined (2)	93,254	70,650	22,604	32.0%
Net sales	$1,531,609	$1,639,689	$(108,080)	(6.6)%
(1) Represents net sales from branches that were owned by us since January 1, 2019, and branches that were opened by us during such period.
(2) Represents branches acquired and combined after January 1, 2019, primarily as a result of our strategic combination of branches.

FOUNDATION BUILDING MATERIALS, INC.
BASE BUSINESS AND ACQUIRED AND COMBINED NET SALES BY MAJOR PRODUCT LINE
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019 (UNAUDITED)
(dollars in thousands)

	Three Months Ended September 30, 2019	Base Business Net Sales Change	Acquired and Combined Net Sales Change	Three Months Ended September 30, 2020	Total Net Sales % Change	Base Business Net Sales % Change(1)	Acquired and Combined Net Sales % Change(2)
Wallboard	$207,326	$(12,156)	$4,278	$199,448	(3.8)%	(6.1)%	55.7%
Suspended ceiling systems	118,873	(22,239)	689	97,323	(18.1)%	(19.9)%	9.9%
Metal framing	98,817	(8,709)	225	90,333	(8.6)%	(9.2)%	5.2%
Complementary and other products	139,890	(8,665)	2,932	134,157	(4.1)%	(6.5)%	41.8%
Net sales	$564,906	$(51,769)	$8,124	$521,261	(7.7)%	(9.6)%	31.3%
Average daily net sales(3)	$8,967	$(943)	$121	$8,145	(9.2)%	(11.0)%	29.2%
(1) Represents base business net sales change as a percentage of base business net sales for the three months ended September 30, 2019.
(2) Represents acquired and combined net sales change as a percentage of acquired and combined net sales for the three months ended September 30, 2019.
(3) The numbers of business days for the three months ended September 30, 2020 and 2019 were 64 and 63, respectively.

	Nine Months Ended September 30, 2019	Base Business Net Sales Change	Acquired and Combined Net Sales Change	Nine Months Ended September 30, 2020	Total Net Sales % Change	Base Business Net Sales % Change(1)	Acquired and Combined Net Sales % Change(2)
Wallboard	$624,299	$(42,540)	$8,545	$590,304	(5.4)%	(7.1)%	36.1%
Suspended ceiling systems	314,045	(33,233)	6,525	287,337	(8.5)%	(11.1)%	43.6%
Metal framing	300,493	(35,597)	959	265,855	(11.5)%	(12.3)%	7.9%
Complementary and other products	400,852	(19,314)	6,575	388,113	(3.2)%	(5.1)%	33.0%
Net sales	$1,639,689	$(130,684)	$22,604	$1,531,609	(6.6)%	(8.3)%	32.0%
Average daily net sales(3)	$8,630	$(767)	$114	$7,977	(7.6)%	(9.3)%	30.6%
(1) Represents base business net sales change as a percentage of base business net sales for the nine months ended September 30, 2019.
(2) Represents acquired and combined net sales change as a percentage of acquired and combined net sales for the nine months ended September 30, 2019.
(3) The numbers of business days for the nine months ended September 30, 2020 and 2019 were 192 and 190, respectively.

Non-GAAP Financial Measures

In addition to presenting financial results prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release contains certain non-GAAP financial measures, including adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share and net debt leverage ratio, which are provided as supplemental measures of financial performance. These measures are not required by, or presented in accordance with, GAAP. The Company calculates adjusted EBITDA as net income from continuing operations before interest expense, net, income tax expense, depreciation and amortization, offering and public company readiness expenses, stock-based compensation, and other non-recurring adjustments such as (gain) loss on disposal or sale of assets, gain on legal settlement and transaction costs. The Company calculates adjusted EBITDA margin as adjusted EBITDA divided by net sales. The Company calculates adjusted net income as net income from continuing operations before offering and public company readiness expenses, stock-based compensation, tax effects on adjustments, and other non-recurring adjustments such as (gain) loss on disposal or sale of assets, gain on legal settlement and transaction costs. The Company calculates adjusted earnings per share as adjusted net income on a per weighted average share outstanding basis. For a calculation of net debt leverage ratio, see Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations, in our Quarterly Report on Form 10-Q for the three months ended September 30, 2020.

These non-GAAP financial measures are presented because they are important metrics used by management as a means by which it assesses financial performance. We believe these measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. These measures, when used in conjunction with the most directly comparable GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing the Company’s financial condition and results of operations.

These non-GAAP financial measures have certain limitations, which are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. These measures should not be considered as alternatives to measures of financial performance prepared in accordance with GAAP. In addition, these measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. Furthermore, these measures are not intended to be considered liquidity measures. Other companies, including other companies in the Company’s industry, may not use these measures or may calculate one or more of these measures differently than the Company does, limiting their usefulness as comparative measures.

The following is a reconciliation of adjusted EBITDA to the most directly comparable GAAP measure, net income from continuing operations (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(dollars in thousands)
Net income from continuing operations	$11,801	$12,709	36,034	32,258
Interest expense, net	6,447	9,012	21,265	25,999
Income tax expense	2,049	5,754	10,963	13,232
Depreciation and amortization	19,413	20,218	57,920	60,911
Offering and public company readiness expenses(a)	—	378	—	378
Stock-based compensation	1,491	1,117	4,319	3,056
(Gain) loss on disposal or sale of assets	(294)	13	414	(54)
Gain on legal settlement	—	—	(8,556)	—
Transaction costs(b)	811	819	1,895	2,046
Adjusted EBITDA	$41,718	$50,020	$124,254	$137,826
Adjusted EBITDA margin(c)	8.0%	8.9%	8.1%	8.4%

(a)    Represents costs related to our initial public offering, secondary offering, and public company readiness expenses.
(b)    Represents costs related to our transactions, including fees paid to financial advisors, accountants, attorneys, and other professionals, as well as certain internal corporate development costs. The costs also include non-cash purchase accounting effects to adjust for the effect of the purchase accounting step-up in the value of inventory to fair value recognized as a result of acquisitions.
(c)    Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.

The following is a reconciliation of adjusted net income to the most directly comparable GAAP measure, net income from continuing operations (unaudited):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
(in thousands, except share and per share data)
Net income from continuing operations	$11,801	$12,709	$36,034	$32,258
Offering and public company readiness expenses(a)	—	378	—	378
Stock-based compensation	1,491	1,117	4,319	3,056
(Gain) loss on disposal or sale of assets	(294)	13	414	(54)
Gain on legal settlement	—	—	(8,556)	—
Transaction costs(b)	811	819	1,895	2,046
Tax effects(c)	(517)	(594)	497	(1,386)
Adjusted net income	$13,292	$14,442	$34,603	$36,298

Earnings per share data as reported:
Basic	$0.27	$0.30	$0.83	$0.75
Diluted	$0.27	$0.30	$0.83	$0.75
Earnings per share data as adjusted:
Basic	$0.31	$0.33	$0.81	$0.84
Diluted	$0.31	$0.33	$0.80	$0.84

Weighted average shares outstanding:
Basic	43,206,505	42,988,829	43,152,229	42,969,797
Diluted	43,565,493	43,508,678	43,478,442	43,174,351
(a)    Represents costs related to our initial public offering, secondary offering, and public company readiness expenses.
(b)    Represents costs related to our transactions, including fees paid to financial advisors, accountants, attorneys, and other professionals, as well as certain internal corporate development costs. The costs also include non-cash purchase accounting effects to adjust for the effect of the purchase accounting step-up in the value of inventory to fair value recognized as a result of acquisitions.
(c)    Represents the impact of corporate income taxes. The tax rate applied to these adjustments is calculated by using a forecasted blended federal and state statutory rate, which amounted to 25.76% during both the three and nine months ended September 30, 2020.